 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2020

The Providence Service Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 Peachtree Street, Sixth Floor, Atlanta Georgia	30309
(Address of principal executive offices)	(Zip Code)

(404) 888-5800
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	PRSC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 8.01 is incorporated herein by reference into this Item 3.02.

Item 8.01. Other Events

On September 3, 2020, The Providence Service Corporation (the “Company”) elected to effect the conversion (the “Conversion”) of all of the outstanding Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”).

In accordance with the Preferred Stock Conversion Agreement dated June 8, 2020 (as amended), immediately prior to the Conversion, the Company repurchased 27,509 shares of Series A Preferred Stock from Coliseum Capital Partners, L.P. and certain funds and accounts managed by Coliseum Capital Management, LLC for (i) a cash amount equal to $209.88 per share of Series A Preferred Stock plus (ii) a cash amount equal to accrued but unpaid dividends on such shares through the day prior to the Conversion.

In connection with the Conversion, all remaining outstanding shares of Series A Preferred Stock are converted into shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) at the conversion rate of 2.507523 shares of Common Stock for each share of Series A Preferred Stock and cash-in-lieu of fractional shares. The Common Stock issued upon consummation of the Conversion is being issued pursuant to the exemption from the registration requirements afforded by Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION
Date: September 3, 2020	By:	/s/ Kathryn Stalmack
	Name:	Kathryn Stalmack
	Title:	Senior Vice President, General Counsel